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                                                                     Exhibit 4.3


                            CERTIFICATE OF ADJUSTMENT
                                       OF
                              eLOYALTY CORPORATION


To:         Mellon Investor Services LLC, as Rights Agent

            Each Transfer Agent for the Common Stock and Preferred Stock of eLoyalty Corporation

            eLOYALTY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify as follows:

            1. The Company is a party to the Rights Agreement, dated as of March 17, 2000, as amended (the "Agreement"), between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the "Rights Agent").

            2. Effective as of 7:59 a.m., eastern standard time, on December 19, 2001 (the "Effective Time"), the Company effected a 1-for-10 reverse stock split, whereby each ten shares of the common stock, par value $0.01 per share, of the Company (the "Common Stock") issued as of immediately prior to the Effective Time were reclassified into one share of new Common Stock, par value $0.01 per share, of the Company, with fractional shares settled in cash (the "Reclassification").

            3. Section 11 of the Agreement provides that in the event of any combination of shares of Common Stock into a smaller number of shares, then, in such case, the number of Rights (as defined in the Agreement) associated with each share of Common Stock then outstanding, or issued or delivered thereafter (but prior to the Distribution Date, as defined in the Agreement), shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event.

            4. Whenever an adjustment is made as provided in Section 11 of the Agreement, the Company must, pursuant to Section 12 of the Agreement, among other things, (a) prepare a certificate setting forth the adjustment and a brief statement of the facts and computations accounting therefor and (b) file a copy of such certificate with the Rights Agent and each transfer agent for the Common Stock and the Company's Preferred Stock (as defined in the Agreement).

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            5. Pursuant to Section 12 of the Agreement, notification is hereby given that the number of Rights associated with each share of Common Stock has been adjusted from one (1) Right to ten (10) Rights.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Adjustment as of this 10th day of January, 2002.


                               eLOYALTY CORPORATION



                               By:       /s/ Timothy J. Cunningham
                                       -----------------------------
                               Name:   Timothy J. Cunningham
                               Title:  Senior Vice President and
                                       Chief Financial Officer